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                              FOR IMMEDIATE RELEASE

                    POSITRON ANNOUNCES LIQUIDITY PROBLEMS AND
                     RESIGNATION OF ITS INDEPENDENT AUDITORS

        HOUSTON, Texas -- April 21, 1998. Positron Corporation (the "Company") announced today that it is experiencing severe liquidity problems and is not able to pay its obligations as they come due. The Company is considering various options, including the sale of debt or equity securities or the sale of assets. No assurance can be given as to whether any of the various options being considered will be successfully implemented. If the Company does not obtain additional capital or other financing in the very near future, the Company will not be able to continue as a going concern.

        On April 7, 1998, Coopers & Lybrand L.L.P. resigned as the Company's independent auditors. The Company has not filed its annual report on Form 10-KSB for the year ended December 31, 1997 and will not be able to file its annual report on Form 10-KSB until it has engaged a successor independent auditor and an audit of its financial statements as of and for the fiscal year ended 1997 has been completed. Unless there is an improvement in the Company's current financial situation, there are no assurances that the Company will be able to engage a successor independent auditor.

        On January 21, 1998, Mr. David O. Rodrigue, the Company's Chief Financial Officer and Secretary resigned. On April 14, 1998, Mr. Howard R. Baker, the Company's Executive Vice President tendered his resignation to be effective May 14, 1998. No replacements have been engaged for these positions and unless the Company's financial position improves, it is unlikely the Company will be able to engage qualified replacements. Currently, the Company's only executive officer is Dr. Gary B. Wood who serves as the Company's President and Chief Executive Officer.

        As a part of the Company's cost reduction effort, on April 1, 1998, the Company relocated its office to 1304 Langham Creek Drive #310, Houston, Texas 77084.

        Positron Corporation designs, manufactures, markets and services its POSICAM(TM)systems, which are medical imaging devices utilizing PET technology. PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM (TM) systems are used by physicians in the diagnoses and management of heart disease and certain other neurological and oncological illnesses.